Exhibit 99.1

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FOR IMMEDIATE RELEASE

Contact: Fisker Inc.

Simon Sproule, SVP, Communications

310.374.6177 | Fisker@GoDRIVEN360.com

Dan Galves, VP, Investor Relations

dgalves@fiskerinc.com

FiskerIR@icrinc.com

FISKER AND MAGNA ENTER INTO DEFINITIVE AGREEMENTS

•	Fisker and Magna sign the definitive platform agreement and initial manufacturing agreement, just two months on from the original framework agreements
•	Fisker and Magna achieved Preliminary Product Specification (PPS) engineering gateway on schedule in November 2020

LOS ANGELES (Dec. 17, 2020) – Fisker Inc. (NYSE: FSR) (Fisker) – designer and manufacturer of the world’s most emotion-stirring, eco-friendly electric vehicles and advanced mobility solutions – today announced it has entered into definitive “operational phase” platform-sharing and initial manufacturing agreements with Magna International Inc. (collectively with its affiliates, “Magna”), which clarify and finalize key aspects of the framework agreement previously announced on Oct. 15, 2020.

“I’m very pleased to have closed this definitive agreement, as planned, following the signing of the original framework deal,” commented Fisker Chairman and Chief Executive Officer, Henrik Fisker. “With the recent completion of the PPS gateway, the Fisker and Magna teams are working literally around the clock to ensure we can keep our rapid development program on track towards the delivery of the all-electric Fisker Ocean SUV, projected to commence in Q4 2022.”

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The Fisker Ocean will initially be manufactured exclusively by Magna in Europe, where it currently produces several high-quality vehicles on behalf of global brands. Interest in the Ocean continues to build at an encouraging pace, with global paid reservations now standing at more than 10,400 as of today. Fisker plans to unveil a production-intent prototype of the Ocean in the summer of 2021.

“Our teams are fully engaged to enable the projected start of production in Q4 2022 and are working through a common set of program milestones,” said Frank Klein, president of Magna Steyr. “Our complete vehicle development approach is ideally suited to the Ocean program and its rapid development path to market.”

The Fisker Ocean SUV will use a modified version of a Magna-developed EV platform. According to Fisker, “Taking Magna’s EV platform as the starting point, Fisker engineers are further developing FM29, and in the process, creating new IP that is unique to Fisker. To suit our requirements for the Ocean and other vehicles, we are redesigning the front-end structure and both lengthening and widening the platform. FM29 provides us the flexibility to accommodate a large battery, increase occupant space and enable the signature Fisker wide vehicle stance, while delivering purchasing cost efficiencies to bring the Ocean to market at a starting price below $40,000. Available on the range-topping Ocean Extreme model, the large battery format enabled by FM29 is also projected to support an Ultra Long Range (ULR) option with a potential range of more than 350 miles.”

“Complementing the FM29 platform will be an EE architecture that includes features not previously seen in automotive applications – developed in-house by Fisker,” continued Mr. Fisker. “Our powertrain team is working to optimize the drive unit in deep collaboration with our cell provider to deliver the expected class-leading output we are projecting for the battery pack. Further, as a digital car company we are creating smarter methodologies in digital and master data management (MDM) that enable smart platform sharing across different vehicle models. This helps us to deliver a seamless customer experience, as well as expedite the globalization of our supply chain and manufacturing.”

Ends

For more information, or for interview inquiries, contact Fisker@GoDRIVEN360.com.

About Fisker Inc.

California-based Fisker Inc. is revolutionizing the automotive industry by developing the most emotionally desirable and eco-friendly electric vehicles on Earth. Passionately driven by a vision

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of a clean future for all, the company is on a mission to become the No. 1 e-mobility service provider with the world’s most sustainable vehicles. To learn more, visit www.FiskerInc.com – and enjoy exclusive content across Fisker’s social media channels: Facebook, Instagram, Twitter, YouTube and LinkedIn. Download the revolutionary new Fisker mobile app from the App Store or Google Play store.

Forward Looking Statements

This press release includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: Fisker’s limited operating history; Fisker’s ability to enter into additional manufacturing and other contracts with Magna, or other OEMs or tier-one suppliers in order to execute on its business plan; Fisker’s ability to execute its business model, including market acceptance of its planned products and services; Fisker’s inability to retain key personnel and to hire additional personnel; competition in the electric vehicle market; Fisker’s inability to develop a sales distribution network; and the ability to protect its intellectual property rights; and those factors discussed in Fisker’s Form 8-K filed with the Securities and Exchange Commission on November 4, 2020 under the heading “Risk Factors” and other reports and documents Fisker files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Fisker undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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